                                              Exhibit 11
                                              ----------

                                  New England Business Service, Inc.
                            Statement Re Computation of Per Share Earnings
                                (In Thousands Except Per Share Data)
                                           (unaudited)
                                              Three Months Ended       Six Months Ended
                                              Dec. 27,   Dec. 28,     Dec. 27,   Dec. 28,
                                                1997       1996         1997       1996
                                              --------   --------     --------   --------

Net Income                                 (a)  $6,483     $5,700      $12,444     $6,378



BASIC WEIGHTED AVERAGE SHARES OUTSTANDING  (b)  13,707     13,111       13,677     13,448
  Plus incremental shares from assumed
  conversion of stock options                      364         84          314         68
                                              --------   --------     --------   --------
DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING(c)  14,071     13,195       13,991     13,516
                                              ========   ========     ========   ========
PER SHARE AMOUNTS:
Basic Earnings Per Share             (a)/(b)  $    .47   $    .43     $    .91   $    .47
                                              ========   ========     ========   ========
Diluted Earnings Per Share           (a)/(c)  $    .46   $    .43     $    .89   $    .47
                                              ========   ========     ========   ========
